SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement                [ ] Confidential, for Use of the
[ ] Definitive Proxy Statement                     Commission Only (as permitted
[ ] Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to Rule
    14a-11(c) or Rule 14a-12

                            COVOL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043

                                  July 31, 2000

Dear Stockholder:

   You are cordially invited to attend a Special Meeting of Stockholders of Covol Technologies, Inc., which will be held on Wednesday, September 6, 2000, at 2:00 p.m., Mountain Daylight Time, at the Marriott University Park Hotel, 480 Wakara Way, Salt Lake City, UT 84108. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Special Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of Covol's operations and an opportunity for stockholders to ask questions.

   Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

   The Proxy Statement contains a more extensive discussion of each proposal and therefore you should read the Proxy Statement carefully. After you have read the Proxy Statement and accompanying instructions, you should execute and return the enclosed form of proxy card or voting instructions with respect to the proposed matters. THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU APPROVE ALL PROPOSALS.

   Only stockholders of record at the close of business on July 10, 2000 are entitled to vote at the meeting. Stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please complete, date and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the meeting even though you previously submitted a proxy card.

   If you have any questions after reading the Proxy Statement and other materials we have sent, please call Sharon Madden, Covol's Manager of Investor Relations, at 1-800-316-6214.

                                            Sincerely,


                                            /s/ Kirk A. Benson
                                            ------------------------------------
                                            Kirk A.  Benson
                                            Chairman and Chief Executive Officer

THE BOARD ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT THEIR PROXIES.

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043

                              --------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON WEDNESDAY, SEPTEMBER 6, 2000

                              --------------------

To the Stockholders of Covol Technologies, Inc.:

         A Special Meeting of Stockholders (the "Meeting") of Covol Technologies, Inc., a Delaware corporation ("Covol"), will be held on Wednesday, September 6, 2000, starting at 2:00 p.m., Mountain Daylight Time, at the Marriott University Park Hotel, 480 Wakara Way, Salt Lake City, UT 84108, for the following purposes:

         1. To vote on a proposal to authorize an amendment to the Certificate of Incorporation of Covol to change the name of Covol Technologies, Inc. to Headwaters Incorporated;

         2. To vote on a proposal to ratify the adoption of the 2000 Employee Stock Purchase Plan;

         3. To ratify the selection by the board of Arthur Andersen LLP as independent auditors of Covol for the fiscal year ending September 30, 2000; and

         4. To transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

         The Board has fixed the close of business on Monday, July 10, 2000 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. A copy of Covol's Proxy Statement and a proxy card accompany this notice. These materials will be first sent to stockholders on or about August 2, 2000.

         Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete, date and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Meeting even though you previously submitted a proxy card.

                                             By Order of the Board of Directors,

                                             /s/ Harlan M. Hatfield

                                             Harlan M. Hatfield
                                             Secretary

Lehi, Utah
July 31, 2000

                             Your vote is important.

You are urged to date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and that the presence of a quorum may be assured. The prompt return of your signed proxy card, regardless of the number of shares you hold, will aid Covol in avoiding the expense of additional proxy solicitations. Giving your proxy does not affect your right to vote in person at the meeting or your right to resubmit later dated proxy cards.

                            COVOL TECHNOLOGIES, INC.
                            3280 North Frontage Road
                                Lehi, Utah 84043

                              --------------------

                                 PROXY STATEMENT

                         Special Meeting of Stockholders
                   To Be Held on Wednesday, September 6, 2000

                              --------------------


                               GENERAL INFORMATION

         This Proxy Statement is being furnished to the stockholders of Covol Technologies, Inc. ("Covol"), in connection with the solicitation of proxies on behalf of the Board of Directors of Covol (the "Board") for use at Covol's Special Meeting of Stockholders and any and all adjournments or continuations thereof (the "Meeting"), to be held Wednesday, September 6, 2000, starting at 2:00 p.m., Mountain Daylight Time, at the Marriott University Park Hotel, 480 Wakara Way, Salt Lake City, UT 84108, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders (the "Notice"). These materials will be first mailed to stockholders on or about August 2, 2000.

                           PURPOSE OF SPECIAL MEETING

         At the Meeting, stockholders will be asked: (i) to vote on a proposal to authorize an amendment to the Certificate of Incorporation of Covol to change the name of Covol Technologies, Inc. to Headwaters Incorporated; (ii) to vote on a proposal to ratify the adoption of the 2000 Employee Stock Purchase Plan;
(iii) to ratify the selection by the board of Arthur Andersen LLP as independent auditors of Covol for the fiscal year ending September 30, 2000; and (iv) to transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         Covol's Common Stock, $.001 par value (the "Common Stock"), will be entitled to vote at the Meeting. If a quorum exists, action on item (i) above will be approved by affirmative vote of the holders of a majority of the Common Stock. If a quorum exists, action on items (ii) and (iii) above will be approved by affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Meeting and entitled to vote on such matters. Broker non-votes will not be considered to be present for such purpose. The Board recommends a vote "FOR" each of the proposals. The Board knows of no other matters which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the person named in the enclosed proxy, or his duly constituted substitute acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with his judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the items listed in the Notice.

                     QUORUM, VOTING RIGHTS AND OTHER MATTERS

         The presence, in person or by proxy, of the holders of a majority of the Common Stock is necessary to constitute a quorum at the Meeting. Only stockholders of record at the close of business on Monday, July 10, 2000 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 23,529,218 shares of Common Stock outstanding. Holders of Common Stock as of the Record Date are entitled to one vote for each share held for each of the proposals.

         All shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR") the items listed in the Notice. Abstentions and broker non-votes will be counted as shares present for quorum purposes. Abstentions otherwise will have the effect of a vote against the Proposals. Broker non-votes will not affect the outcome of Proposals 2 and 3, but will have the same effect as a vote against Proposal 1.

         As described above, abstentions (including failures to return a proxy or cast a vote) and broker non-votes are effectively the same as votes "against" Proposal 1. Broker non-votes result from stockholders who own stock through a brokerage account failing to properly instruct their broker how to vote their shares. For Proposal 1, the broker is not allowed to vote without specific instructions from the stockholder who owns the shares. However, a broker may be allowed to vote on Proposals 2 and 3 without specific stockholder instructions. Covol urges every stockholder to vote (by proxy or in person) at this meeting.

         Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (i) filing with Covol a written revocation of the proxy, (ii) appearing at the Meeting and casting a vote contrary to that indicated on the proxy, or (iii) submitting a duly executed proxy bearing a later date.

         The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by Covol. In addition to the solicitation of proxies by use of the mails, officers, directors, employees and agents of Covol may solicit proxies by written communication, telephone, telegraph or personal call. Such persons are to receive no special compensation for any solicitation activities. Covol will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

                               EXECUTIVE OFFICERS

         The following table sets forth (i) the names of the executive officers,
(ii) their ages as of the Record Date and (iii) the capacities in which they serve Covol:

   Name               Age           Position(s)                  Officer Since
   ----               ---           -----------                  -------------
Kirk A. Benson         50       Chief Executive Officer and            1999
                                Chairman of the Board
Brent M. Cook          40       President and Director                 1996
Steven G. Stewart      52       Chief Financial Officer                1998
Harlan M. Hatfield     40       Vice President, General Counsel        1998
                                and Secretary

Kirk A. Benson has served as a Director of Covol since January 1999, and as Chairman and CEO since April 1999. Most recently, Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation's largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. Mr. Benson is a Ph.D. candidate at the Peter F. Drucker Graduate School of Management at Claremont Graduate University. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University. Mr. Benson's term as a director expires in 2002.

Brent M. Cook has served as President since April 1999. From November 1996 to April 1999 he served as Chief Executive Officer. He also served as President from October 1996 until July 1998, and as Chief Financial Officer from June 1996 until November 1996. Mr. Cook is a Certified Public Accountant. Prior to joining Covol, Mr. Cook was Director of Strategic Accounts-Utah Operations, for PacifiCorp, Inc. ("PacifiCorp"). His responsibilities included the management of revenues of approximately $128 million per year, and seeking out and evaluating strategic growth opportunities for PacifiCorp, including joint ventures and other transactions. Mr.

Cook spent more than 12 years with PacifiCorp. Mr. Cook has served as a Director since November 1996. His term as a director expires in 2003.

Steven G. Stewart was appointed Chief Financial Officer of Covol in July 1998, and served as Vice President of Finance and Treasurer from April 1998 through July 1998. From October 1996 through March 1998, Mr. Stewart was a business assurance partner at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand
LLP), with primary responsibility for public companies operating in the high technology, mining and extractive industries. From January 1994 through September 1996, Mr. Stewart was self-employed and provided consulting and accounting services to high technology companies, assisted in the negotiation and establishment of strategic alliances, advised companies on alternative valuation methods applicable to acquisition targets and negotiated acquisition/sale transactions. Prior to 1994, Mr. Stewart was an audit partner with Ernst & Young (formerly Arthur Young) and was the Salt Lake City office Director of High Technology and Entrepreneurial Services. Mr. Stewart is a Certified Public Accountant.

Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998, and as Secretary since July 1999. His primary activities with Covol have been the development of synthetic fuel projects, including licensing, financing, permitting, construction, feedstocks, site selection, and other aspects of project development. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory disputes, contracts, and other legal matters. Prior to his employment with Covol, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner.

                                    DIRECTORS

         Covol's Board of Directors is currently comprised of six members. In addition to Messrs. Benson and Cook, the following four persons serve on the Board.

John P. Hill, Jr., 39, has served as a Director since September 1997. Mr. Hill is the president of Quince Associates, a closely-held investment company. Since 1989, Mr. Hill has also served as President of Trans Pacific Stores, Ltd., a privately held operator of retail stores. Prior to 1989, Mr. Hill was the Chief Financial Officer for various privately held retail and restaurant companies. Mr. Hill received a Bachelor of Science degree in Accounting from the University of Maryland and became a Certified Public Accountant in 1984. Mr. Hill's term expires in 2001.

James A. Herickhoff, 58, has served as a Director since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is President, Chief Operating Officer and a principal of Wold Talc Company, which operates one of the largest talc mines in the United States. From 1987 to 1994 he served as President of Atlantic Richfield Company's Thunder Basin Coal Company. Mr. Herickhoff has over 25 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19,000,000 to approximately 40,000,000 tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986. Mr. Herickhoff's term expires in 2001.

Raymond J. Weller , 54, has served as a Director of Covol since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been Vice President of HMO Benefits of Utah, a Utah based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay. Mr. Weller's term expires in 2002.

DeLance W. Squire, 80, has served as a Director of Covol since December 1996. Currently Mr. Squire is President of Management and Professional Inc. Mr. Squire was the founder of Squire & Co., Orem, Utah and retired in 1986. From 1986 until 1987, Mr. Squire served as the Executive Director for the Commission for

Economic Development, Orem, Utah. Mr. Squire was previously the mayor of the City of Orem, Utah. In addition, Mr. Squire serves as the chairman of the board of trustees for Timpanogos Regional Hospital, Orem, Utah. Mr. Squire received his B.S. degree in Accounting from Brigham Young University in 1947 and became a Certified Public Accountant in 1950. Mr. Squire's term expires in 2002.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following sets forth the compensation of Covol's Chief Executive Officer, the other officers who were executive officers as of September 30, 1999 and whose total annual salary and bonus exceeded $100,000 in fiscal 1999, and one officer, Mr. Kimball, who served as an executive officer during the year whose total annual salary and bonus exceeded $100,000 (Mr. Kimball's employment with Covol terminated on December 31, 1999). The amounts shown represent what was earned in the respective years.

                                           Summary Compensation Table
--------------------------------------------------------------------------------------------------------------------------
                                                                            Long-Term Compensation
                                                                      ------------------------------------
                                         Annual Compensation                    Awards           Payouts
                                  -----------------------------------  ------------------------- ---------
                                                                       Restricted   Securities
                                                       Other Annual      Stock      Underlying     LTIP        All Other
Name and                          Salary     Bonus     Compensation      Awards       Options    Payouts      Compensation
Principal Position       Year       ($)       ($)         ($)(3)          ($)        (#)(4)(5)      ($)            ($)
----------------------   ----     --------  --------   --------------  ----------  ------------- ---------    ------------
Kirk A. Benson (1)(5)    1999       80,000         -           13,142      -             250,000     -             -
Chief Executive
Officer
Brent M. Cook (5)        1999      180,000         -           52,845      -                   -     -             -
President                1998      133,333    54,400           53,120      -             250,000     -             -
                         1997       93,811         -           46,520      -                   -     -             -
Steven G. Stewart (2)(5) 1999      119,580         -            6,325      -              50,000     -             -
Chief Financial          1998       56,175         -            2,750      -              50,000     -             -
Officer
Stanley M. Kimball (2)   1999      112,500         -           81,368      -                   -     -             -
Vice President           1998      100,000     5,366          287,850      -             100,000     -             -
                         1997       66,667         -          215,334      -              50,000     -             -
------------------

(1) Mr. Benson was appointed Chairman and CEO in April 1999. The above salary for Mr. Benson is for the period April 1999 through September 1999. Prior to his appointment as CEO, Mr. Benson was not an officer or employee of Covol, but served as a director for which he earned $10,667 of director fees. These director fees, along with $2,475 of other compensation, are included in other annual compensation in the above table.
(2) Mr. Stewart was employed by Covol in May 1998. The 1998 salary for Mr. Stewart is for the period May 1998 through September 1998. Mr. Kimball was employed by Covol in January 1997. The 1997 salary for Mr. Kimball is for the period January 1997 through September 1997.
(3) For Messrs. Cook and Kimball, other annual compensation represents primarily compensation expense from the grant of options to purchase Common Stock which have an exercise price at grant date below market value. Compensation is recognized during the period the stock options vest. In 1999, it also includes $6,325 of other compensation for Messrs. Cook and Stewart and $11,325 of other compensation for Mr. Kimball. In 1998, it includes $6,600 of other compensation for Messrs. Cook and Kimball and $2,750 for Mr. Stewart. In 1997, it includes $4,400 of other compensation for Mr. Kimball.
(4) The 1998 option grant to Mr. Cook for the purchase of 250,000 shares of Common Stock was approved by stockholders in March 1999. The option grants to Messrs. Benson and Stewart were granted under the 1995 Stock Option Plan.

(5) In connection with a company-wide compensation review, the above officers who are currently employed by Covol and Harlan M. Hatfield, Covol's General Counsel, received a compensation adjustment effective July 1, 2000. Mr. Benson's current annual salary is $250,000, Mr. Cook's current annual salary is $210,000, Mr. Stewart's current annual salary is $174,000, and Mr. Hatfield's current annual salary is $162,000. Also, in June 2000, these officers were granted options for the purchase of a total of 625,000 shares of common stock. Mr. Benson received options for the purchase of 300,000 shares, Mr. Cook received options for the purchase of 150,000 shares, Mr. Stewart received options for the purchase of 100,000 shares, and Mr. Hatfield received options for the purchase of 75,000 shares. All of the option grants were at prices at or above fair market value on the date of grant, vest over three years, and expire in June 2005.

         Other than Covol's 1995 Stock Option Plan, during fiscal 1999 there were no retirement, pension, or profit sharing plans for the benefit of Covol's officers, directors and employees. Covol provides health, dental and life insurance coverage for its employees. The Board of Directors approved a 401(k) Profit Sharing Plan and an Employee Stock Purchase Plan, both of which were implemented in May 2000. The Board may recommend and adopt additional programs in the future for the benefit of officers, directors and employees.

Option Grants in 1999

         The following table sets forth certain information concerning options to purchase Common Stock granted during fiscal 1999 to the executives named in the Summary Compensation Table.

                                                OPTION GRANTS IN 1999
---------------------------------------------------------------------------------------------------------------------
                           Number of         % of Total
                           Securities         Options
                           Underlying        Granted to
                            Options         Employees in         Exercise          Expiration         Grant Date
Name                      Granted (#)           1999         Price ($/Sh)(1)          Date           Value ($)(2)
---------------------- ----------------   ----------------- ------------------ --------------------------------------
Kirk A. Benson              250,000            57.5%               4.13             May 2009            668,300
Steven G. Stewart            50,000            11.5%               5.88             December  2008      182,115
------------------

(1) The exercise price was equal to the fair market value on the date of grant, determined by the closing price of the Common Stock as reported by the NASDAQ stock market.

(2)      Determined using the Black-Scholes option valuation model.

(3) Additional option grants were made to named executives in June 2000 as described in Note 5 to the Summary Compensation Table.

Aggregated Option Exercises in 1999 and September 30, 1999 Option Values

         The following table summarizes for the named executive officers of Covol the number of stock options exercised during fiscal 1999, the aggregate dollar value realized upon exercise, the total number of unexercised options held at September 30, 1999 and the aggregate dollar value of in-the-money unexercised options held at September 30, 1999. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date (based upon the closing price of Common Stock as reported by the NASDAQ stock market for the exercise date) and the exercise price of the option. Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option. The value of unexercised, in-the-money options at September 30, 1999 is the aggregate amount of the difference between their exercise price and $2.50 per share, the fair market value of the underlying stock on September 30, 1999, based on the closing price of the Common Stock on that date. The underlying options have not been and may never be exercised. The actual gains, if any, on exercise will depend on the value of the Common Stock on the actual date of exercise. There can be no assurance that these values will be realized.

                    AGGREGATED OPTION EXERCISES IN 1999 AND SEPTEMBER 30, 1999 OPTION VALUES

                           Shares                           Number of Securities           Value of Unexercised
                          Acquired          Value          Underlying Unexercised         In-the-Money Options at
                         on Exercise       Realized        Options at 9/30/99 (#)               9/30/99 ($)
Name                         (#)             ($)          Exercisable/Unexercisable      Exercisable/Unexercisable
------------------     --------------- --------------   ------------------------------ -----------------------------
Kirk A. Benson                0               0                  0 / 250,000                       0 / 0
Brent M. Cook                 0               0               180,333 / 207,167              109,500 / 28,000
Steven G. Stewart             0               0                20,833 / 79,167                     0 / 0
Stanley M. Kimball            0               0               110,417 / 84,583                  45,000 / 0
------------------

(1) Additional option grants were made to currently employed named executives in June 2000 as described in Note 5 to the Summary Compensation Table.

Long-Term Incentive Plan ("LTIP") Awards in 1999

         Covol granted no LTIP awards in fiscal 1999.

Future Benefits of Pension Plan Disclosure in 1999

         Covol has no such benefit plans.

Stock Option Plans

         1995 Stock Option Plan. Covol has only one stock option plan, the 1995 Stock Option Plan (the "Plan"), under which 2,400,000 shares of Common Stock are reserved for ultimate issuance. A committee of Covol's Board of Directors, or in its absence, the Board (the "Committee") administers and interprets the Option Plan. This Committee is authorized to grant options and other awards both under the terms of the Option Plan and outside the Option Plan to eligible employees, officers, directors, and consultants of Covol. The Option Plan provides for the granting of both incentive stock options and non-statutory stock options. Terms of options granted under the Option Plan, including vesting requirements, are determined by the Committee. Options granted under the Option Plan vest over periods ranging from 0 to ten years, expire no more than ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants must meet the requirements of the Internal Revenue Code and the Plan.

         In May 2000, the Board clarified which prior years' option grants were granted under the Plan and which option grants were not granted under the Plan. As of July 10, 2000, Covol had issued 167,252 shares of Common Stock upon exercise of options granted under the Plan. Options for the purchase of an aggregate of 1,489,700 shares of Common Stock (net of exercises and cancellations) were outstanding under the Plan, including grants for the purchase of 847,200 shares of common stock granted in June 2000. Options for an additional 743,048 shares could be granted in the future, under terms of the Plan. During fiscal 1999, options to purchase 375,000 shares of Common Stock were granted to five officers and employees, of which 300,000 were granted to the named executives, as shown in the Summary Compensation Table. The fiscal 1999 option grants to the named executives have terms of 10 years, an exercise price equal to the fair market value of Covol's Common Stock on the date of grant ($4.13 for Mr. Benson, and $5.88 for Mr. Stewart), and vest ratably over a three-year period, beginning the year following the grant date for Mr. Benson, and ratably over a 60-month period, beginning the month following the grant date for Mr. Stewart.

         Other Options. In addition to options granted under the Plan, Covol has granted options for the purchase of Common Stock to employees, officers, directors and consultants outside the Plan that were not qualified as incentive stock options for tax purposes. Such option grants totaled 232,000 shares in fiscal 1999, of which 172,000 were granted to four non-employee directors, and 60,000 were granted to consultants.

401(k) Profit Sharing Plan

         The Board of Directors approved a 401(k) profit sharing plan for the benefit of Covol employees and accordingly, in May 2000, the Covol Technologies, Inc. 401(k) Profit Sharing Plan was adopted. The 401(k) Plan is administered by a committee of the Board of Directors and is subject to the requirements of ERISA. The 401(k) Plan is designed to encourage the accumulation of retirement savings by employees, and substantially all employees of Covol are eligible to participate in the Plan; non-employee directors are not eligible.

         Under the terms of the 401(k) Plan, employees may elect to make tax-deferred contributions to the Plan of up to 15% of their compensation, subject to statutory limitations. Covol may elect to match employee contributions up to a maximum rate of 7% of employees' compensation, which matching contributions, if made, vest over a four-year period. No net profits are required for matching contributions by Covol.

         Participation in the Plan is voluntary and each eligible employee makes his or her own election whether and to what extent to participate in the Plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees, including the individuals named in the summary compensation table.

Employment Contracts and Termination of Employment and Change in Control Arrangements

         Kirk A. Benson. Effective April 1999, Covol and Mr. Benson entered into an employment agreement covering the succeeding three-year term, with a salary of $15,000 per month until adjusted by the Board of Directors. The employment agreement further provides for participation in Covol's incentive bonus plan, if any, as in effect from time to time, expense reimbursement, and the grant of stock options. Specifically, the agreement provides for the grant of options for 250,000 shares of Common Stock at an exercise price of $4.13 per share, to vest on a pro rata basis at the beginning of each 12 month anniversary during the term of the employment agreement, which are exercisable through April 2009, with full vesting upon disability or death. Under the agreement, Mr. Benson is entitled to six weeks annual paid vacation, a monthly car allowance of $550, and other benefits comparable to those generally available to Covol employees. If his employment is terminated by Covol without cause or terminated by Mr. Benson for good reason, he is entitled to termination benefits equal to 100% of his then annual base salary.

         Brent M. Cook. In April 1998, Covol and Mr. Cook entered into an employment agreement covering the succeeding five year term, with the salary to be established by the Board of Directors consistent with an annual compensation review of comparable positions of public companies. The employment agreement further provides for participation in Covol's incentive bonus plan, if any, as in effect from time to time, expense reimbursement, and the grant of stock options. Specifically, the agreement provides for the grant of options for 250,000 shares of Common Stock at an exercise price of $12.97 per share, to vest on a pro rata basis at the beginning of each month during the term of the employment agreement, which are exercisable through April 2008, with full vesting upon disability or death. Under the agreement, Mr. Cook is entitled to six weeks annual paid vacation, a monthly car allowance of $550, an annual dental allowance of $4,500, and other benefits comparable to those generally available to Covol employees. If his employment is terminated by Covol without cause or terminated by Mr. Cook for good reason, he is entitled to termination benefits equal to 100% of his then annual base salary.

         Steven G. Stewart. Effective May 1998, Covol and Mr. Stewart entered into an employment agreement covering a three-year period, unless terminated by Covol for cause or disability, or by Mr. Stewart for good cause or without good reason provided 90 days prior written notice is given. Mr. Stewart's regular monthly salary will be at least $8,334 for the period from May 1998 through September 1999 and $11,360 thereafter. The employment agreement further provides for participation in Covol's incentive bonus plan, if any, as in effect from time to time, and the grant of stock options. Specifically, the agreement provides for the grant of options for 50,000 shares of Common Stock at an exercise price of $12.63 per share, to vest on a pro rata basis over 60 months beginning May 1998, which are exercisable through April 2008, with full vesting upon disability or death.

         In addition, Mr. Stewart receives a monthly car allowance of $550 and other benefits comparable to those generally available to Covol employees. If his employment is terminated by Covol without cause or terminated by

Mr. Stewart for good reason, he is entitled to termination benefits equal to 200% of his then annual base salary and all outstanding options vest immediately.

         Stanley M. Kimball. In January 1997, Covol and Mr. Kimball entered into an employment agreement covering the succeeding three-year period. Mr. Kimball's employment with Covol terminated effective as of January 1, 2000. Mr. Kimball alleged his employment was constructively terminated by Covol, which allegation Covol disputed. The employment agreement called for payment of 200% of his then base salary upon constructive termination of employment; however, in settlement of any claims under the employment agreement, the parties agreed that Mr. Kimball would be paid an amount approximating one year's base compensation, which amount is being paid ratably during calendar 2000.

Board Meetings

         The Board held a total of ten regular meetings and four special meetings during fiscal 1999. All directors attended over 75% of the aggregate number of regular meetings of the Board.

Committees of the Board

         The Board of Directors has two committees, an Audit Committee and a Compensation Committee, both of which are comprised solely of outside directors. The Compensation Committee consists of Mr. Weller, as chair, Mr. Hill and Mr. Herickhoff. The Audit Committee consists of Mr. Herickhoff, as chair, Mr. Squire, and Mr. Hill. The Audit Committee held two meetings in fiscal 1999. The Compensation Committee held one meeting in fiscal 1999.

Compensation Committee Report on Executive Compensation

         The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the overall compensation for Covol's officers and other key executives, including the named executives. The Committee also oversees the granting of stock options to all executives and employees of Covol. Future compensation polices will be dependent on Covol's cash flow and employee performance.

         Covol seeks to compensate executives at competitive levels, considering current compensation surveys for companies in similar industries and development patterns, the growth of Covol, each executive's individual contribution to meeting Covol's goals and objectives, and overall business conditions as part of the total benefit package for employees.

         The current employment agreement for Mr. Benson was approved by the Board of Directors in a meeting on April 20, 1999. The Compensation Committee recommended the cash compensation and grant of options to Mr. Benson based on Mr. Benson's prior business experience and ability to meet Covol's objectives as well as the compensation that was paid to Covol's prior CEO.

         The Compensation Committee strives to ensure that Covol's compensation plan attracts, retains and rewards both staff and management personnel while continuing to operate in the best interests of the stockholders.

                                                  Compensation Committee,

                                                  Raymond J. Weller, Chairman
                                                  John P. Hill
                                                  James A. Herickhoff
                                                  January 14, 2000

Compensation of Directors

         Covol's directors hold office until the end of their respective terms or until their successors have been duly elected and qualified.

         Outside directors are entitled to annual cash compensation of up to $32,000, which is paid quarterly. The outside directors are also entitled to 1,000 options for each month of service, subject to vesting limitations. The Chairman of the Board, unless a salaried employee of Covol, is entitled to cash compensation and options on the same vesting terms, but in the amount of 125% of that which may be received by the other directors. Directors receive reimbursement for out-of-pocket expenses. The cash compensation and options described in this section do not apply to directors who are salaried employees of Covol.

         In December 1998, each of Covol's outside directors received (i) 7,000 options for the period of service from the fiscal 1998 annual shareholders' meeting to the fiscal 1999 shareholders' meeting, subject to vesting, and (ii) 36,000 options for the three-year period following the 1999 annual shareholders' meeting, subject to vesting, on a pro rata basis, at the fiscal 2000, 2001 and 2002 annual shareholders' meetings. The options granted in December 1998 are exercisable at the closing price of the Common Stock on the grant date. None of the option grants were granted under the 1995 Stock Option Plan.

         Covol's executive officers are appointed by the Board of Directors and serve at the discretion of the Board. The authority of the Board of Directors over the officers of Covol has been delegated to the Chief Executive Officer.

Stockholder Return Performance Graph

         The following graph shows a comparison of the cumulative total stockholder return, calculated on a dividend reinvestment basis, for September 30, 1994 through September 30, 1999, on Covol's Common Stock with (1) the NASDAQ Composite Index--U.S. and (2) the Standard & Poors Energy Composite Index. The comparison assumes $100 was invested on September 30, 1994.

         Please note that historic stock price performance shown on the graph is not necessarily indicative of future price performance. Covol has not paid dividends on its Common Stock.

                               [GRAPHIC OMITTED]

                             Total Returns Assume Reinvestment of Dividends

                          9/30/94        9/30/95       9/30/96        9/30/97       9/30/98        9/30/99
                       -------------  ------------- -------------  ------------- -------------- -------------
Covol                           $100           $240          $264           $296           $300           $80
S&P Energy Composite             100            120           150            221            209           249
NASDAQ Composite (US)            100            138           164            225            229           372


                    SECURITY OWNERSHIP OF DIRECTORS, NOMINEES
                           AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of July 10, 2000 regarding the beneficial ownership of Covol's Common Stock, for: (i) each person (or group of affiliated persons) who, insofar as Covol has been able to ascertain, beneficially owned more than 5% of the outstanding shares of Common Stock; (ii) each director and executive officer of Covol; and (iii) all directors and executive officers of Covol as a group. Covol has relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and Forms 3, 4 and 5. As of July 10, 2000, there were 23,529,218 shares of Common Stock outstanding. As of that date, there were outstanding options to purchase 3,653,300 shares of Common Stock, outstanding warrants to purchase 1,021,968 shares of Common Stock, and outstanding shares of Preferred Stock convertible into approximately 442,882 shares of Common Stock.

  Name and Address of            Amount and Nature of           Percent of
  Beneficial Owner (1)           Beneficial Ownership(2)          Class
  -------------------           -----------------------           -----
Directors

Kirk A. Benson                        888,942(3)                  3.8%
Brent M. Cook                         255,717(4)                  1.1%
Raymond J. Weller                     442,452(5)                  1.9%
DeLance W. Squire                      42,500(6)                  *
James A. Herickhoff                    42,500(7)                  *
John P. Hill, Jr.                      33,500(8)                  *

Executive Officers

Steven G. Stewart                      74,252(9)                  *
Harlan M. Hatfield                     81,252(10)                 *
All directors and executive
 officers as a                      1,861,115(11)                 7.7%
 group (eight persons)
------------------
 *  Less than 1%

(1) The address of each person named in the table is c/o Covol, 3280 North Frontage Road, Lehi, Utah 84043.
(2) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from July 10, 2000, and the total outstanding shares used to calculate each beneficial owner's percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of July 10, 2000.

(3) Consists of 718,748 shares owned by Mr. Benson, warrants for 61,861 shares exercisable within 60 days of July 10, 2000 at $1.32 to $1.56 per share, and options to purchase 108,333 shares held by Mr. Benson which are exercisable within 60 days of July 10, 2000.
(4) Consists of 13,050 shares owned by Mr. Cook and options to purchase 242,667 shares held by Mr. Cook which are exercisable within 60 days of July 10, 2000.
(5) Consists of 382,352 shares owned by Mr. Weller, warrants for 33,510 shares exercisable within 60 days of July 10, 2000, and options to purchase 70,250 shares held by Mr. Weller which are exercisable within 60 days of July 10, 2000.
(6) Consists of 2,500 shares owned by Mr. Squire and options to purchase 40,000 shares held by Mr. Squire which are exercisable within 60 days of July 10, 2000.
(7) Consists of 8,000 shares owned by Mr. Herickhoff and options to purchase 34,500 shares held by Mr. Herickhoff which are exercisable within 60 days of July 10, 2000.
(8) Consists of options to purchase 33,500 shares held by Mr. Hill which are exercisable within 60 days of July 10, 2000.
(9) Consists of 19,200 shares owned by Mr. Stewart, warrants for 6,720 shares exercisable within 60 days of July 10, 2000, and options to purchase 48,332 shares held by Mr. Stewart which are exercisable within 60 days of July 10, 2000.
(10) Consists of options to purchase 81,252 shares held by Mr. Hatfield which are exercisable within 60 days of July 10, 2000.
(11) Consists of 1,100,190 shares issued and outstanding, and options and warrants to purchase 760,925 shares which are exercisable within 60 days of July 10, 2000.


                        TRANSACTIONS WITH RELATED PARTIES

         Issuance of Common Stock and Warrants to Officers and Directors. In April 2000, Covol issued approximately 379,000 shares of common stock and warrants for the purchase of approximately 133,000 shares of common stock to certain officers and directors for net cash proceeds of approximately $592,000. The warrants are exercisable through March 2005 at a price of $1.56 per share. Mr. Benson purchased 159,283 shares and acquired warrants for the purchase of 55,749 shares; Mr. Weller purchased 95,744 shares and acquired warrants for the purchase of 33,510 shares; and Mr. Stewart purchased 19,200 shares and acquired warrants for the purchase of 6,720 shares. A former officer purchased 104,448 shares and acquired warrants for the purchase of 36,557 shares.

         Modification of Terms of Warrants. During March 2000, the terms of existing warrants for the purchase of approximately 2,750,000 shares of common stock at exercise prices ranging from $3.50 to $12.00 per share were changed. The revised terms of the warrants reduced the shares issuable under these warrants to approximately 620,000 shares of common stock with a corresponding reduction in the exercise price to $1.32 per share. Included in these numbers were warrants held by Mr. Benson and lenders to Covol, including OZ Master Fund, Ltd., Joe K. Johnson, and Aspen Capital Resources, LLC (see below).

         Major Financing Transaction. On March 17, 1999, Covol completed a financing transaction (the "Financing") with OZ Master Fund, Ltd., an affiliate of the Och-Ziff Capital Management Group. The Financing consisted of the issuance of $20,000,000 face value of convertible secured debt, issued at a 50% discount, and the issuance of 60,000 shares of cumulative convertible preferred stock (series D) for $6,000,000, for total gross proceeds of $16,000,000. Warrants for the purchase of Common Stock were also issued as part of the Financing. Net cash proceeds were used to retire maturing short-term debt and related accrued interest, for working capital uses and other general corporate purposes. Beginning in November 1999 and through April 2000, Covol issued 2,631,321 shares of Common Stock on conversion of 24,369 shares of series D Preferred Stock. In April and May 2000, Covol redeemed the remaining 35,631 shares of series D Preferred Stock for payments totaling approximately $4,454,000, including a redemption premium of approximately $891,000. In April and May 2000, Covol redeemed all of the convertible secured debt for payments totaling approximately $17,968,000, resulting in an extraordinary loss of approximately $6,037,000.

         Sale of Series C Convertible Preferred Stock. During January 1999, Covol completed a financing transaction with Joe K. Johnson, a major shareholder and lender to Covol, that consisted of the sale of 1,000 shares of a new series of non-voting preferred stock, designated as Series C 7% Convertible Preferred Stock. Covol received $900,000 in net proceeds from the issuance of this preferred stock, which has the following rights and privileges:

- Dividends on the preferred stock are cumulative and accrue whether or not they have been declared or whether Covol has any profits. The dividend rate is 7% per year of the liquidation value of $1,000 per share.

- The preferred stock is convertible into common shares in incremental stages beginning April 1999 through July 1999, at which time all of the outstanding shares became convertible to Common Stock. The number of common shares to be received upon conversion is determined by multiplying the number of preferred shares by $1,000 and dividing that number by the conversion price (originally $5.50 per share, subject to market adjustment). Upon conversion, all accrued and unpaid dividends are paid or converted into shares of Common Stock.

- Covol may at its option redeem the outstanding preferred stock beginning July 1999 for a redemption price equal to 125% of the liquidation value plus any accrued and unpaid dividends thereon.

         Warrants for the purchase of 72,727 shares of Common Stock were issued in conjunction with this preferred stock. The warrants are exercisable from April 1999 through July 2001 at an exercise price of $6.88 per share. The warrants issued and changes made to other existing warrants were valued at approximately $500,000. The exercise deadline for certain other warrants with an exercise price of $7.00 per share held by Mr. Johnson were extended to June 2000 and certain additional warrants with an exercise price of $30.00 per share were relinquished and canceled. Covol granted registration rights for the restricted common shares issuable upon conversion of the preferred stock or upon exercise of the common stock warrants. Through January 4, 2000, all of the Series C preferred stock had been converted. Approximately 237,000 shares of Common Stock were issued on conversion of the preferred stock and related accrued but unpaid dividends.

         Issuance of Convertible Debt to Aspen Capital Resources, LLC . In September 1999, Covol entered into a transaction with Aspen Capital Resources, LLC ("Aspen"), which is 99% owned by Joe K. Johnson, a major shareholder and lender to Covol, to provide financing of up to $4 million in the form of convertible secured debt. The agreement provides for Covol to make draws as needed. Covol received $850,000 at the time of closing, less a placement fee of 10%, and subsequent to September 30, 1999 received a total of $1,650,000, less a placement fee of 10%. The debt is convertible at $3.00 per share, or market, whichever is less, and is convertible at the rate of 25% every 30 days beginning 30 days from the date of closing, subject to certain restrictions. Covol can redeem all outstanding debt at a rate of 125% of face value by providing 30 days notice. Borrowings are due in March 2001, if not converted earlier, and interest payments are due quarterly beginning March 2000. Covol assigned the royalties to be received from a licensed synthetic fuel facility as collateral for the financing. In November and December 1999, approximately 2,532,000 shares of Common Stock were issued on conversion of $1,460,000 of the convertible debt. The remaining debt was redeemed by Covol in January 2000.

         The agreement requires the issuance of warrants to purchase Covol shares equal to 40% of the shares issuable under any borrowings under this financing arrangement. The warrants have a three-year exercise period and an exercise price of $3.60 per share. Warrants for the purchase of a total of approximately 350,000 shares of Common Stock were issued and were assigned a value, using the Black-Scholes option valuation model, of approximately $477,000.

         Issuance of Convertible Debt to DH Financial, L.C. In December 1999, Covol placed the final $1,500,000 of financing with DH Financial, L.C. rather than Aspen providing the entire $4,000,000 of funding as provided under the September financing arrangement. The terms and conditions of the financing with DH Financial, L.C. are similar to the September financing. As of December 20, 1999, Covol had received a total of $1,500,000, less a placement fee of 10%. The debt is convertible at $.73 per share, the market price at closing, or market price on the conversion date, whichever is less. The debt is convertible after January 21, 2000. All of this debt was redeemed by Covol in January 2000. The redemption consideration paid for this redemption and the Aspen redemption discussed above included approximately $1,000,000 in redemption premiums plus approximately 214,000 shares of common stock. The loss recognized as a result of the redemption consideration paid plus the acceleration of amortization of the unamortized debt discount and debt issuance costs totaled approximately $1,823,000.

         The agreement requires the issuance of warrants to purchase Covol shares equal to 40% of the shares issuable under the debt agreement. Warrants for the purchase of approximately 935,000 shares were issued. The warrants have a three-year exercise period and an exercise price of $.88 per share, and were assigned a value, using the Black-Scholes option valuation model, of approximately $269,000.

         Trans Pacific Stores, Ltd. ("TPS"). On March 17, 1998, Covol entered into a loan agreement in which TPS, a company for which Mr. John Hill, a director of Covol, serves as president, agreed to loan Covol up to

$4,000,000. The loan was secured by future earned license fees payable to Covol resulting from the synthetic fuel manufacturing facilities constructed by Pace Carbon Fuels, LLC. Interest on the outstanding principal balance originally accrued at 12%. The interest rate increased to 13% on September 20, 1998 and to 14% on December 20, 1998. Each time the interest rate was adjusted, a 1% renewal fee of $40,000 was incurred. Principal and interest were due and paid in full on March 20, 1999.

         On June 12, 1998, Covol entered into another loan agreement in which TPS agreed to loan Covol an additional amount up to $4,000,000. Warrants to purchase 100,000 shares of Common Stock were granted in October 1998 based on the outstanding principal balance at that time. The warrants were assigned a value, using the Black-Scholes option valuation model, of approximately $247,000. Interest on the outstanding principal balance accrued at 18% per annum until October 1998, at which time it increased to 22%. Principal and interest were originally due and payable June 12, 1999. The terms of this loan were amended in May 1999.

         In January 2000, Covol repaid $1,000,000 of this debt. In April 2000, $2,000,000 of the debt was converted into approximately 1,186,000 shares of common stock and warrants for the purchase of approximately 296,000 shares of common stock (exercisable through April 2005 at a price of $2.10 per share). The due date for the remaining $1,000,000 of debt was extended to April 2001, but in July 2000, Covol repaid the $1,000,000 and there is currently no amount outstanding under this debt agreement.

         Financing Transactions with Officer and Director. During November 1998, Covol completed a financing transaction with several investors, one of whom was Kirk A. Benson, then a major shareholder, and currently the Chairman and CEO of Covol. Mr. Benson purchased 300,000 units at $5.00 per unit, for total cash proceeds of $1,500,000. Each unit consisted of one share of Common Stock and a warrant for the purchase of one share of Common Stock at a price of $7.50. The terms of the warrants were subsequently modified whereby the number of warrants was reduced to 52,800 and the price was reduced to $1.32 per share.

         Employment Agreements. Covol has entered into employment agreements with Messrs. Benson, Cook, Stewart and Kimball which provide for significant benefits. See "Employment Contracts and Termination of Employment and Change in Control Arrangements." As of September 30, 1999, Covol had also entered into employment agreements with four other employees, three of whom are not currently employed by Covol. Payments to the three terminated employees have been or will be made in accordance with the terms of the employment agreements, for amounts aggregating up to approximately $738,000.

         $500,000 Loan from Certain Officers. In November 1996, Steven R. Brown, an officer, loaned $280,000 and Asael T. Sorensen, Jr., a former officer, loaned $220,000 to Covol which accrued interest at prime plus 2%. Principal and interest was due on or before November 26, 2002. As of September 30, 1998, approximately $353,000 had been paid by Covol toward the repayment of the loans. The remaining balance of approximately $147,000 was paid by Covol during fiscal 1999. The purpose of the loans was to provide operating capital for Covol.

         Related Partnerships. In June 1996, Covol formed Utah Synfuel #1 ("US #1") and Alabama Synfuel #1 ("AS #1"), for the purpose of facilitating the financing and construction of synthetic fuel facilities in Utah and Alabama, respectively. Mr. Russell Madsen, Mr. Dean Young, Mr. Kenneth M. Young, Mr. Alan
D. Ayers, Mr. Asael T. Sorensen, Jr., Mr. Steven R. Brown, and Mr. Michael Q. Midgley (former or current officers and directors of Covol) acquired interests in US #1 and AS #1. Their aggregate interests represented approximately 8.1% of the contributed capital of US #1 and 0.6% of the contributed capital of AS #1. See "Key Bank Loan" below. In connection with the sale of the Utah facility, Covol granted US #1 a non-exclusive license to Covol's binder technologies for which it received an advance license fee of $500,000 from US #1. These transactions are not based on arms-length negotiations by the parties. Covol retained a 64% interest in US #1 and a 74% interest in AS #1 and privately placed the remaining partnership interests in the Partnerships. The limited partners paid $3,277,500 for the remaining partnership interests in US #1 and $2,062,500 for the remaining partnership interests in AS #1. See "ITEM 1.
BUSINESS--Sale of Facilities, Utah Synfuel #1 and Birmingham Syn Fuel," in the Form 10-K for a discussion of transactions with related partnerships.

         In September 1998, Covol formally offered the limited partners in Utah Synfuel #1, and Alabama Synfuel #1 an exchange of Covol's Common Stock for their limited partnership interests. The exchange ratio was based in part on an independent valuation of the limited partnerships' assets and other factors including but not limited to current and future expected cash flows of the partnerships and the market value of Covol's Common Stock at the date of the offer, $9.00 per share. As of September 30, 1998, substantially all of the limited partners had elected to exchange their limited partnership interests for shares of Covol's Common Stock. During October and November 1998, all but one of the other limited partners exchanged their interests and Utah Synfuel #1 became a wholly-owned subsidiary of Covol and Alabama Synfuel #1 became a 98%-owned subsidiary of Covol.

         Covol recorded this exchange using the market values of Covol's Common Stock on the dates the limited partners tendered acceptance of Covol's offer. These market values ranged from $6.75 to $11.13 per share. Subsequent to September 30, 1999, Covol reached an agreement settling several outstanding issues with the remaining limited partner of Alabama Synfuel #1 following which Alabama Synfuel #1 became a wholly-owned subsidiary of Covol. The officers and directors of Covol received an aggregate of 95,900 shares of Covol Common Stock in exchange for their interests, with an aggregate market value, using a value of $9.00 per share, of $863,100. Included in this amount is $304,632 related to Mr. Weller.

         Key Bank Loan. In an effort to obtain capital for the construction of the Utah and Alabama facilities, Covol borrowed $700,000 from Key Bank of Utah ("Key Bank"). The loan accrued interest at Key Bank's prime rate plus 2% and was to be paid in full in October 1996. In November 1996 Covol paid accrued interest plus principal of $100,000. Covol and Key Bank agreed to roll over the remaining $600,000 principal balance of the loan for another 90 days, until January 29, 1997, which was later extended to May 30, 1997. Additional payments of principal and interest were paid in March and May, 1997 totaling $110,000. Key Bank thereafter notified Covol that it was in default on the loan. Covol paid off the principal and interest on the loan in the amount of $522,516 on August 20, 1997. As a condition to making the loan, Key Bank required that certain officers, directors and employees of Covol also sign as guarantors of the note evidencing the loan (the "Key Bank Note"). To induce such officers, directors and employees to sign individually and be severally liable on the Key Bank Note, Covol loaned $100,000 each to Mr. Russell G. Madsen, Mr. Dean Young, Mr. Kenneth M. Young, Mr. Alan D. Ayers, Mr. Asael T. Sorensen, Jr., Mr. Steven R. Brown and Mr. Michael Q. Midgley (the "Individuals"). The loan to the Individuals is on similar terms as the loan from Key Bank and was initially collateralized by their respective interests in US#1 and AS#1 and is currently collateralized by approximately 79,000 shares of Covol's Common Stock. The proceeds of the loan from Covol to the Individuals, along with other money of the Individuals aggregating $1,850,000, were invested in partnership interests in US #1 and AS #1. Covol has not received any direct payments from the Individuals. On March 21, 1997, US #1 made cash distributions to each of the limited partners of US #1 in the aggregate amount of $272,000. The cash distributions attributable to the interests in US #1 acquired through the loan to the Individuals as described above were made directly to Covol and applied against the principal and interest due from the Individuals. As of September 30, 1999, the individuals were indebted to Covol in an aggregate amount of approximately $672,000, which is collateralized by Common Stock of Covol. No interest income is being recognized by Covol.

         Option Exercise Notes. In 1995, Covol entered into loan agreements with 16 then current and former officers, directors and employees of Covol in payment of the exercise price of options to purchase 900,000 shares of Covol Common Stock. Nine of these individuals are current or former officers or directors of Covol. Specifically, Messrs. Madsen, Ford, Brown, Weller, Sorensen, Ayers, Lambert, Young and Midgley are indebted to Covol in the principal amounts of $516,875, $488,519, $488,519, $417,266, $322,503, $251,250, $322,503, $288,938
and $516,875 respectively. The promissory notes bear interest at 5.7% with principal and interest due in December 2000 and are collateralized by the shares purchased. As of September 30, 1999, Covol had received approximately $313,000 toward repayment of the loans. No interest income is being recognized by Covol.

         In March 2000, Covol entered into termination agreements with certain of the current and former officers and employees with notes and interest payable to Covol totaling approximately $6,164,000 (as described in the preceding two paragraphs). The agreements called for the cancellation of the outstanding balances under the notes, including interest, in exchange for the surrender and cancellation of approximately 812,000 shares of common stock and the recognition of a loss of approximately $219,000, which amount represents the interest recognized on the notes in prior periods.

         Return of Shares of Common Stock. In March 1996, Raymond G. Weller made a personal loan of

$459,250 to Covol at the request of Covol's then CEO and CFO at a time when Covol was in great financial need. This loan was repaid in 1996 through the issuance of Covol Common Stock to Mr. Weller. A certificate was issued to Mr. Weller for 34,000 shares of Covol Common Stock. Mr. Weller understood that the CEO and CFO existing at the time intended this stock to be compensation for the personal risk taken by Mr. Weller pending completion of the transaction. The CEO and CFO left Covol in October 1996 before the transaction was fully documented. Mr. Weller continued to support Covol and provided leadership and guidance as a director through the period of transition between prior and current management. After confirming the circumstances surrounding the transaction, Covol's current management negotiated a resolution of the matter with Mr. Weller, and approved the issuance of 20,000 shares of restricted stock in complete satisfaction of any obligation Covol may have to Mr. Weller with respect to this transaction. The disinterested members of the Board have approved the resolution and Mr. Weller returned 14,000 shares of Common Stock to Covol in fiscal 1999, which shares were subsequently canceled.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Covol's officers and directors, and persons who own more than ten percent of a registered class of Covol's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Officers, directors, and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish Covol with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Covol between October 1, 1998 and September 30, 1999, on year- end reports furnished to Covol after September 30, 1999, and on representations that no other reports were required, Covol has determined that during the 1999 fiscal year all applicable 16(a) filing requirements were met.

        PROPOSAL NO. 1 -- TO AUTHORIZE AN AMENDMENT TO THE CERTIFICATE OF
      INCORPORATION OF COVOL TO CHANGE THE NAME OF COVOL TECHNOLOGIES, INC.
                           TO HEADWATERS INCORPORATED

         The Board of Directors has unanimously approved, subject to shareholder approval, an amendment to Covol's Certificate of Incorporation to change the name of Covol Technologies, Inc. to Headwaters Incorporated (or variations thereof selected by the Board). The Board's decision to change the name of Covol is based on Covol's evolving business focus from solely a technology licensing company to a broad-based technology accelerator and operator of "knowledge" oriented business enterprises. Management and the Board believe that the new name, Headwaters Incorporated, will be an integral part of the Company's development in terms of public recognition and emerging corporate strategy and will help increase long-term shareholder value. In connection with the name change, Covol anticipates requesting a change in its Nasdaq trading symbol.

         The name change proposal must be approved by the affirmative vote of the holders of a majority of the shares of Covol. An abstention, a broker non-vote or a failure to return a signed proxy card will have the same effect as a negative vote on this proposal.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS
                  OF COVOL AND ITS STOCKHOLDERS AND RECOMMENDS
                          A VOTE "FOR" APPROVAL THEREOF

       PROPOSAL NO. 2 -- ADOPTION OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

         The Board has approved The 2000 Employee Stock Purchase Plan to provide eligible employees with an opportunity to increase their proprietary interest in the success of Covol by purchasing stock in Covol on favorable terms and to pay for such purchases through payroll deductions. The Board believes that this plan will be mutually beneficial to employees and Covol and its stockholders because such a plan would enhance the interest of employees in the continued success of Covol and further align the interests of employees and stockholders. In addition, the Board is of the opinion that employee stock purchase plans provide an aid in recruiting qualified and talented employees. For these reasons, the Board authorized the adoption of the 2000 Employee Stock Purchase

Plan, subject to the approval of stockholders at the Special Meeting.

         The following is a summary of the material provisions of the Plan. This summary does not purport to be a complete description of all the provisions of the Plan, a copy of which is attached hereto.

         The Plan is designed to encourage the purchase by participants of shares of Covol common stock. Substantially all employees of Covol are eligible to participate in the Plan; non-employee directors are not eligible. A total of 500,000 shares of stock are reserved for issuance under the Plan. Under the Plan, employees purchase shares of stock directly from Covol, which shares are made available either from Covol's authorized but unissued shares or from treasury shares, including shares repurchased on the open market. The Plan is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of from 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of calendar-month offerings. The cost per share to the employee is 85% of the lesser of the fair market value at the beginning of the offering period and the end of the offering period.

         Federal Income Tax Treatment - No taxable income is recognized by the participant either when the purchase right is granted at the beginning of the offering period, or when the shares are purchased at the end of each offering period. Generally, income is recognized in the year in which a disposition of the purchased shares is made. The federal income tax consequences depend on whether a qualifying or disqualifying disposition of the purchased shares is made. A qualifying disposition occurs if the sale or other disposition of the shares is made after they have been held for more than two years after the start date of the applicable offering period and more than one year after the actual purchase date. A disqualifying disposition is any sale or other disposition which is made before either of these two holding periods is satisfied.

         Ordinary income is recognized in the year a qualifying disposition is made equal to the lesser of (a) the amount by which the fair market value of the shares on the date of the qualifying disposition exceeds the purchase price paid for those shares, or (b) 15% of the fair market value of the shares on the start date of the offering period during which those shares were purchased. Covol is not entitled to an income tax deduction with respect to such disposition. Any additional gain recognized upon the qualifying disposition will be a capital gain. The capital gain will be long-term if the shares are held more than one year. In general, the maximum federal income tax rate on long-term capital gains is 20%. If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price paid for the shares, there will be no ordinary income, and any loss recognized will generally be a long-term capital loss.

         For a disqualifying disposition, ordinary income is recognized in the year of the disqualifying disposition equal to the excess of (a) the fair market value of the shares on the purchase date over (b) the purchase price paid for the shares. Covol is entitled to an income tax deduction equal in amount to such excess for the taxable year in which such disposition occurs. Any additional gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if the shares are held more than one year, and short-term if the shares are held not more than one year. The maximum federal income tax rate on long-term capital gains generally is 20%. Short-term capital gains generally are taxed at the same rate as ordinary income.

         Participation in the Plan is voluntary and each eligible employee will make his or her own election whether and to what extent to participate in the Plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees, including the individuals named in the summary compensation table.

         The Plan is administered by a committee of the Board of Directors. The Board adopted the Plan in May 2000, subject to the approval of Covol's stockholders, which approval must be obtained within 12 months of adoption.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS
                  OF COVOL AND ITS STOCKHOLDERS AND RECOMMENDS
                          A VOTE "FOR" APPROVAL THEREOF

      PROPOSAL NO. 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board has appointed Arthur Andersen LLP, certified public accountants, as auditors to examine the financial statements of Covol for Fiscal 2000 and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) served as Covol's auditors from 1994 to July 2000, at which time they were dismissed. PricewaterhouseCoopers' reports on the financial statements for the fiscal years ended September 30, 1998 and 1999 were unqualified. During the two fiscal years ended September 30, 1999 and subsequent thereto, there have been no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

         In 1999, the audit committee selected PricewaterhouseCoopers LLP to audit the fiscal 2000 financial statements, and the appointment was ratified by the stockholders at the February 29, 2000 annual meeting. In July 2000, the audit committee determined that a change in auditors was desirable and Arthur Andersen LLP was appointed.

         In the event that the stockholders do not ratify the appointment of Arthur Andersen LLP, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year.

         A representative of Arthur Andersen LLP is expected to attend the Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS
                  OF COVOL AND ITS STOCKHOLDERS AND RECOMMENDS
                          A VOTE "FOR" APPROVAL THEREOF

                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at Covol's annual meeting consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2001 annual meeting, they must be received by Covol not later than September 15, 2000 or such later date as Covol may specify in its SEC filings. Such proposals should be addressed to Covol at 3280 North Frontage Road, Lehi, Utah 84043, Attn: Corporate Secretary.

         It is anticipated that proxies solicited in connection with Covol's 2001 annual meeting will confer discretionary authority to vote on matters, among others, of which Covol does not receive notice prior to September 15, 2000.

                                  OTHER MATTERS

         Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Meeting other than business pertaining to matters required to be set forth in the Notice of Special Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                             SOLICITATION OF PROXIES

         The accompanying form of proxy is being solicited on behalf of the Board. The expense of solicitation of proxies for the Meeting will be paid by Covol. In addition to the mailing of the proxy material, such solicitation may be made in person or by written communication, telephone or telegraph by directors, officers, employees or agents of Covol or its subsidiaries.

         If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, Covol's Manager of Investor Relations, at 1-800-316-6214.

         YOUR VOTE IS IMPORTANT. YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID COVOL IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATIONS. GIVING YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE MEETING OR YOUR RIGHT TO RESUBMIT LATER DATED PROXY CARDS.

                                             Covol Technologies, Inc.

                                             By Order of the Board of Directors,


                                             /s/ Harlan M. Hatfield
                                             -----------------------------------
                                             Harlan M. Hatfield
                                             Secretary

Lehi, Utah
July 31, 2000

                            COVOL TECHNOLOGIES, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                         SPECIAL MEETING OF STOCKHOLDERS
                          WEDNESDAY, SEPTEMBER 6, 2000

         The undersigned stockholder(s) of Covol Technologies, Inc., a Delaware corporation (the "Company"), revoking all previous proxies, hereby appoints Harlan M. Hatfield as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of Common Stock of Covol which the undersigned would be entitled to cast if personally present at the Special Meeting of Stockholders of Covol to be held at the Marriott University Park Hotel, 480 Wakara Way, Salt Lake City, UT 84108, on Wednesday, September 6, 2000, at 2:00 p.m., Mountain Daylight Time, and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

                          (Please date and sign below)
--------------------------------------------------------------------------------
                                             Please mark your vote as this  [X]

1.       APPROVAL TO CHANGE THE NAME OF             FOR  [ ]     AGAINST  [ ]
         COVOL TECHNOLOGIES, INC. TO                             ABSTAIN  [ ]
         HEADWATERS INCORPORATED (OR
         VARIATIONS THEREOF SELECTED BY THE
         BOARD)

2.       RATIFY THE ADOPTION OF THE 2000            FOR  [ ]     AGAINST  [ ]
         EMPLOYEE STOCK PURCHASE PLAN                            ABSTAIN  [ ]

3.       RATIFY THE SELECTION BY THE BOARD OF       FOR  [ ]     AGAINST  [ ]
         ARTHUR ANDERSEN LLP AS INDEPENDENT                      ABSTAIN  [ ]
         AUDITORS OF COVOL FOR THE 2000
         FISCAL YEAR

This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted "FOR" items 1, 2, and 3. This Proxy also delegates discretionary authority to the proxy to vote with respect to any other business which may properly come before the Special Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF COVOL TECHNOLOGIES, INC.

Dated: ________________________________, 2000


---------------------------------------------
Name of Stockholder

---------------------------------------------
Signature of Stockholder

NOTE: Please date and sign this Proxy exactly as the names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Proxies executed in the name of a corporation should be signed on behalf of the corporation by a duly authorized officer. Where shares are owned in the name of two or more persons, all such persons should sign.

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                            COVOL TECHNOLOGIES, INC.

                        2000 EMPLOYEE STOCK PURCHASE PLAN

                     (Adopted by the Board on May 25, 2000)

                                Table of Contents

                                                                         Page

SECTION 1 Purpose Of The Plan..............................................1

SECTION 2 Definitions......................................................1
      (a) "Board"..........................................................1
      (b) "Code"...........................................................1
      (c) "Committee"......................................................1
      (d) "Company"........................................................1
      (e) "Compensation"...................................................1
      (f) "Corporate Reorganization".......................................1
      (g) "Eligible Employee"..............................................1
      (h) "Employee".......................................................2
      (i) "Exchange Act"...................................................2
      (j) "Fair Market Value"..............................................2
      (k) "Offering Period"................................................3
      (l) "Participant"....................................................3
      (m) "Participating Company"..........................................3
      (n) "Plan"...........................................................3
      (o) "Plan Account"...................................................3
      (p) "Purchase Price".................................................3
      (q) "Stock"..........................................................3
      (r) "Subsidiary".....................................................3

SECTION 3 Administration Of The Plan.......................................3
      (a) Committee Composition............................................3
      (b) Committee Responsibilities.......................................3

SECTION 4 Enrollment And Participation.....................................3
      (a) Offering Periods.................................................3
      (b) Enrollment.......................................................4
      (c) Duration of Participation........................................4

SECTION 5 Employee Contributions...........................................4
      (a) Frequency of Payroll Deductions..................................4
      (b) Amount of Payroll Deductions.....................................4
      (c) Changing Withholding Rate........................................4
      (d) Discontinuing Payroll Deductions.................................4

SECTION 6 Withdrawal From The Plan.........................................5
      (a) Withdrawal.......................................................5
      (b)  Re-enrollment After Withdrawal..................................5

SECTION 7 Change In Employment Status......................................5
      (a) Termination of Employment........................................5
      (b) Leave of Absence.................................................5

      (c) Death............................................................5

SECTION 8 Plan Accounts And Purchase Of Shares.............................5
      (a) Plan Accounts....................................................5
      (b) Purchase Price...................................................5
      (c) Number of Shares Purchased.......................................6
      (d) Available Shares Insufficient....................................6
      (e) Issuance of Stock................................................6
      (f) Unused Cash Balances.............................................6
      (g) Stockholder Approval.............................................6

SECTION 9 Limitations On Stock Ownership...................................6
      (a) Five Percent Limit...............................................6
      (b) Dollar Limit.....................................................7

SECTION 10 Rights Not Transferable.........................................7

SECTION 11 No Rights As An Employee........................................7

SECTION 12 No Rights As A Stockholder......................................8

SECTION 13 Securities Law Requirements.....................................8

SECTION 14 Stock Offered Under The Plan....................................8
      (a) Authorized Shares................................................8
      (b) Antidilution Adjustments.........................................8
      (c) Reorganizations..................................................8

SECTION 15 Amendment Or Discontinuance.....................................8

SECTION 16 Execution.......................................................9

                            COVOL TECHNOLOGIES, INC.

                        2000 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1         Purpose Of The Plan.

         The Plan was adopted by the Board on May 25, 2000, effective as of June 1, 2000. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock in the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

SECTION 2         Definitions.

         (a) "Board" means the Board of Directors of the Company, as constituted from time to time.

         (b) "Code" means the Internal Revenue Code of 1986, as amended.

         (c) "Committee" means a committee of the Board, as described in Section 3.

         (d) "Company" means Covol Technologies, Inc., a Delaware Corporation.

         (e) "Compensation" means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. "Compensation" shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

         (f) "Corporate Reorganization" means:


                  (i) The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

                  (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets or the complete liquidation or dissolution of the Company.

         (g) "Eligible Employee" means any Employee of a Participating Company who meets both of the following requirements:

                  (i) His or her customary employment is for more than five months per calendar year and for more than 20 hours per week; and

                  (ii) He or she has been an Employee of a Participating Company for not less than twelve consecutive months.

         The foregoing notwithstanding, Employees employed on the Plan's effective date do not have to satisfy the service requirements specified above.

         The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

         (h) "Employee" means an individual paid from W-2 Payroll of the Company or a Subsidiary. If, during any period, the Company (or Subsidiary, as applicable) has not treated an individual as an Employee and, for that reason, has not paid such individual in a manner which results in the issuance of a Form W-2 and withheld taxes with respect to him or her, then that individual shall not be eligible to to participate in the Plan for that period, even if any person, court of law or government agency determines, retroactively, that such individual is or was a common-law employee during all or any portion of that period. "W-2 Payroll" means whatever mechanism or procedure that the Company or a Subsidiary uses to pay any individual which results in the issuance of Form W-2 to the individual. "W-2 Payroll" does not include any mechanism or procedure which results in the issuance of any form other than a Form W-2 to an individual, including, but not limited to, any Form 1099 which may be issued to an independent contractor, an agency employee or a consultant. Whether a mechanism or procedure qualifies as a "W-2 Payroll" shall be determined in the absolute discretion of the Company (or Subsidiary, as applicable), and the Company's or Subsidiary's determination shall be conclusive and binding on all persons.

         (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (j) "Fair Market Value" with respect to a Share, shall mean the market price of one Share of Stock, determined by the Committee as follows:

                  (i) If the Stock was traded over-the-counter on the date in question but was not traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the "Pink Sheets" published by the National Quotation Bureau, Inc.;

                  (ii) If the Stock was traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market;

                  (iii) If the Stock was traded on a United States stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report; and

                  (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

         In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

         (k) "Offering Period" means a one-month period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

         (l) "Participant" means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

         (m) "Participating Company" means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

         (n) "Plan" means this Covol Technologies, Inc. 2000 Employee Stock Purchase Plan, as it may be amended from time to time.

         (o) "Plan Account" means the account established for each Participant pursuant to Section 8(a).

         (p) "Purchase Price" means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

         (q) "Stock" means the Common Stock of the Company. -----

         (r) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3         Administration Of The Plan.

         (a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

         (b) Committee Responsibilities. The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

SECTION 4         Enrollment And Participation.

         (a) Offering Periods. While the Plan is in effect, one Offering Period shall commence in each calendar month. The Offering Periods shall consist of the one-month periods commencing on the first day of each month and ending on the last day of each month.

         (b) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the enrollment form prescribed for this purpose by the Committee. The enrollment form shall be filed with the Company at the prescribed location not later than 15 days prior to the commencement of such Offering Period.

         (c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 6(a) or reaches the end of the Offering Period in which his or her employee contributions were discontinued under Section 5(d) or 9(b). A Participant who discontinued employee contributions under Section 5(d) or withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the first Offering Period beginning in the next calendar year, if he or she then is an Eligible Employee.

SECTION 5         Employee Contributions.

         (a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

         (b) Amount of Payroll Deductions. An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee's Compensation, but not less than 1% and not more than 10%.

         (c) Changing Withholding Rate. A Participant may change the rate of withholding once every six months. If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing the prescribed form with the Company at the time specified. The new withholding rate shall be effective as of the first day of the January or July next following the date such form has been timely received by the Company. The new withholding rate shall be a whole percentage of the Eligible Employee's Compensation, but not less than 1% and not more than 10%.

         (d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing the prescribed form with the Company at the prescribed location at any time. Payroll withholding shall cease as soon as reasonably practicable after such form has been received by the Company. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).) A Participant who has discontinued employee contributions may resume such contributions by filing a new enrollment form with the Company at the prescribed location. Payroll withholding shall resume effective as of the first day of the January or July next following the date such form has been timely received by the Company.

SECTION 6         Withdrawal From The Plan.

         (a) Withdrawal. A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Offering Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant's Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

         (b) Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(c). Re-enrollment shall be effective as of the first day of the January or July next following the date the enrollment form has been timely received by the Company.

SECTION 7         Change In Employment Status.

         (a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

         (b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

         (c) Death. In the event of the Participant's death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant's estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant's death.

SECTION 8         Plan Accounts And Purchase Of Shares.

         (a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant's Compensation under the Plan, such amount shall be credited to the Participant's Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company's general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

         (b) Purchase Price. The Purchase Price for each share of Stock purchased at the close of an Offering Period shall be the lower of :

                  (i) 85% of the Fair Market Value of such share on the last trading day in such Offering Period; or

                  (ii) 85% of the Fair Market Value of such share on the last trading day before the commencement of such Offering Period.

         (c) Number of Shares Purchased. As of the last day of each Offering Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with
Section 6(a). The amount then in the Participant's Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant's Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 1,200 shares of Stock with respect to any Offering Period nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

         (d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

         (e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Offering Period, except that the Committee may determine that such shares shall be held for each Participant's benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

         (f) Unused Cash Balances. Any amount remaining in the Participant's Plan Account that represents the Purchase Price for a fractional share shall be carried over in the Participant's Plan Account to the next Offering Period. Any amount remaining in the Participant's Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

         (g) Stockholder Approval. The Company's stockholders must approve the adoption of the Plan within twelve months after the Plan is adopted by the Board of Directors of the Company.

SECTION 9         Limitations On Stock Ownership.

         (a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

                  (i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

                  (ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

                  (iii) Each Participant shall be deemed to have the right to purchase 1,200 shares of Stock under this Plan with respect to each Offering Period.

         (b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:

                  (i) In the case of Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or Subsidiary of the Company).

                  (ii) Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of $25,000 per calendar year (under this Plan and all other employee stock purchase plans of the Company or any Subsidiary of the Company).

         For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10        Rights Not Transferable.

         The rights of any Participant under the Plan, or any Participant's interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11        No Rights As An Employee

         Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12        No Rights As A Stockholder.

         A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Offering Period.

SECTION 13        Securities Law Requirements.

         Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company's securities may then be traded.

SECTION 14        Stock Offered Under The Plan.

         (a) Authorized Shares. The aggregate number of shares of Stock available for purchase under the Plan shall be 500,000, subject to adjustment pursuant to this Section 14. The Company may either use authorized but unissued stock, treasury stock, or stock purchased on the open market in order to fulfill its obligations under the Plan.

         (b) Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the 1,200-share limitation described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company's stockholders or a similar event.

         (c) Reorganizations. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period then in progress shall terminate and shares shall be purchased pursuant to Section 8, unless the Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 15        Amendment Or Discontinuance.

         The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation.

SECTION 16        Execution.

         To record the adoption of the Plan by the Board as of the date first above written, the Company has caused its authorized officer to execute the same.

                  Covol Technologies, Inc.

                  By:  /s/ Steven G. Stewart

                  Title: CFO